Exhibit 99.1

Contacts:	Investors Robert A. Doody Manager, Corporate Communications Phone (610) 321-6290 Media Kristina Broadbelt Assistant Director, PR & Advocacy Phone (610) 321- 2358

VIROPHARMA ANNOUNCES MEETING OF FDA ADVISORY COMMITTEE FOR

PHARMACEUTICAL SCIENCE AND CLINICAL PHARMACOLOGY ON

BIOEQUIVALENCE RECOMMENDATIONS FOR ORAL VANCOMYCIN

HYDROCHLORIDE PRODUCTS

EXTON, Pa., May 29, 2009 — The U.S. Food and Drug Administration (FDA) announced today that it will convene a meeting of its Advisory Committee for Pharmaceutical Science and Clinical Pharmacology to discuss bioequivalence recommendations for oral vancomycin hydrochloride capsule drug products. The meeting is scheduled for August 4, 2009. FDA will make background material available to the public no later than two days before the meeting at http://www.fda.gov/ohrms/dockets/ac/acmenu.htm.

Vancocin is the only approved product to treat Clostridium difficile-associated pseudomembranous colitis, one of the most common and devastating hospital-acquired infections. Clostridium difficile infection (CDI) can be severe, and without proper treatment, the associated complications of the disease can be deadly. The incidence of the disease observed in U.S. healthcare facilities more than doubled between 2000 and 2005; between 1999 and 2004, reported mortality rates from C. difficile in the U.S. more than quadrupled to 23.7 per million.

“ViroPharma views the convening of the advisory committee as a positive step towards open dialogue to discuss this very serious public health issue,” commented Thomas Doyle, ViroPharma’s vice-president, strategic initiatives. “ViroPharma will have an opportunity to address the Committee, and we look forward to what we hope will be a robust discussion of the many important issues raised by the Office of Generic Drugs’ in vitro approach to bioequivalence for Vancocin.”

About Clostridium difficile

One of the most serious problems facing the U.S. healthcare system today is hospital-acquired infections (HAIs). Clostridium difficile infection is one of the most common and devastating HAIs. The incidence of C. difficile observed in U.S. healthcare facilities more than doubled between 2000 and 2005; between 1999 and 2004, reported mortality rates from C. difficile in the U.S. more than quadrupled to 23.7 per million. Elderly patients exposed to antibiotics, long-term care patients, or those that have a serious underlying illness, are at greatest risk to contract the disease. Patients with this disease have GI tract conditions that are significantly different from those of a healthy individual due to infection. Typical symptoms include diarrhea, fever, nausea and abdominal pain and dehydration, though cases can lead to life threatening complications such as megacolon, peritonitis and perforation of the colon.

About ViroPharma Incorporated

ViroPharma Incorporated is a biopharmaceutical company dedicated to the development and commercialization of products that address serious diseases treated by physician specialists and in hospital settings. ViroPharma commercializes Vancocin®, approved for oral administration for treatment of antibiotic-associated pseudomembranous colitis caused by Clostridium difficile and enterocolitis caused by Staphylococcus aureus, including methicillin-resistant strains. ViroPharma commercializes Cinryze™ (C1 esterase inhibitor (human)) for routine prophylaxis against angioedema attacks in adolescent and adult patients with hereditary angioedema (HAE), also known as C1 inhibitor deficiency (for prescribing information on ViroPharma’s commercial products, please download the package inserts at http://www.viropharma.com/Products.aspx). ViroPharma currently focuses its drug development activities in diseases including cytomegalovirus (CMV), HAE and C. difficile.

ViroPharma routinely posts information, including press releases, which may be important to investors in the investor relations and media sections of our company’s web site, www.viropharma.com. The company encourages investors to consult these sections for more information on ViroPharma and our business.

Certain statements in this press release may contain forward-looking statements that involve a number of risks and uncertainties including the Company’s expectation that it will have an opportunity to address the Advisory Committee for Pharmaceutical Science and Clinical Pharmacology and the expectation that a robust discussion of the OGD’s in vitro approach to bioequivalence for Vancocin will occur. There can be no assurance that the FDA will continue with its stated plans regarding the subject matter of the Advisory Committee meeting, that the FDA will agree with the positions stated in ViroPharma’s Vancocin related submissions or that ViroPharma’s efforts to oppose the FDA’s December 2008 bioequivalence guidance for Vancocin through in vitro dissolution testing will be successful. We cannot predict the timeframe in which the FDA will make a decision regarding either ViroPharma’s citizen petition for Vancocin or the approval of generic versions of Vancocin. If we are unable to change the FDA’s December 2008 bioequivalence guidance for Vancocin, the threat of generic competition will be high. The entry of competing generic products will significantly affect our sales of Vancocin and our financial performance. Our actual results could differ materially from those results expressed in, or implied by, these forward-looking statements. These factors, and other factors, including, but not limited to those described in ViroPharma’s annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission during 2009 could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements.

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